File No. 33-99948
                                                               Rule 424(b)(3)

                            PRICING SUPPLEMENT NO. 3
                                      dated
                                 August 21, 1997
                                     to the
                                   Prospectus
                                      dated
                                December 28, 1995
                                       and
                              Prospectus Supplement
                                      dated
                                 January 3, 1996
                            ------------------------

                                  $120,000,000

                        GS FINANCIAL PRODUCTS U.S., L.P.

                           MEDIUM-TERM NOTES, SERIES B

                                -----------------

               3% CITICORP EXCHANGEABLE NOTES DUE AUGUST 28, 2002
                                -----------------

           AN INVESTMENT IN THE NOTES TO WHICH THIS PRICING SUPPLEMENT
             RELATES PRESENTS CERTAIN RISKS THAT SHOULD BE CAREFULLY
                            CONSIDERED BY INVESTORS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 10.
                                ----------------

    SEE "RISK FACTORS" IN THIS PRICING SUPPLEMENT AND "CERTAIN FACTORS" AND "RISKS RELATED TO INDEXED SECURITIES" IN THE ACCOMPANYING PROSPECTUS, DATED DECEMBER 28, 1995 (THE "PROSPECTUS"), FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS IN THE NOTES, INCLUDING THAT THE VALUE OF THE NOTES WILL DEPEND UPON FLUCTUATIONS IN THE VALUE OF THE COMMON STOCK, PAR VALUE $1.00 PER SHARE (THE "COMMON STOCK"), OF CITICORP ("CITICORP"). CAPITALIZED TERMS USED HEREIN BUT NOT OTHERWISE DEFINED SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS OR THE PROSPECTUS SUPPLEMENT, DATED JANUARY 3, 1996.

    THE FOLLOWING SUMMARY OF CERTAIN TERMS OF THE NOTES IS SUBJECT TO THE MORE DETAILED TERMS OF THE NOTES INCLUDED ELSEWHERE IN THIS PRICING SUPPLEMENT.

Issuer:                     GS Financial Products U.S., L.P.

Securities Offered:         3% Citicorp Exchangeable Notes due August 28,
                            2002 (the "Notes"). The Notes are a
                            series of the Issuer's Medium-Term
                            Notes, Series B.

Face Amount:                $120,000,000.

Issue Price:                100% of the Face Amount.

Denominations:              Face Amount of $250,000 and any integral
                            multiples of $250,000 in excess thereof.

Common Stock:               Common stock, par value $1.00 per share, of
                            Citicorp.

Trade Date:                 August 21, 1997.

Settlement Date:            August 28, 1997.

Stated Maturity Date:       August 28, 2002 or, if not a Business Day, the
                            next succeeding Business Day.

Interest Rate:              3% per annum from and including the Settlement
                            Date to but excluding the Stated Maturity Date, Call Date or Redemption Date, as the case may be.

Interest Payment Dates:     February 28 and August 28 of each year and on
                            the Stated Maturity Date, commencing


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                            February 28, 1998, or, if any such
                            day is not a Business Day, the next
                            succeeding Business Day. See
                            "Description of Notes--Interest".

Principal Amount:           On the Stated Maturity Date, the Holder of a Note
                            will be entitled to receive an amount in cash equal to 100% of the Face Amount if the Note has not been exchanged by the Holder thereof prior to the fifth Business Day immediately preceding the Stated Maturity Date or called by the Issuer as described under "Call Feature" or redeemed by the Issuer as described under "Redemption," as the case may be, prior to the Stated Maturity Date.

Exchange Right:             On any Exchange Date (as defined under
                            "Description of Notes--Definitions"), subject to
                            (i) a prior call of the Notes as described below under "Call Feature" or (ii) a prior redemption of the Notes as described below under "Redemption", a Holder will have the right to exchange each $250,000 Face Amount of a Note for 1455.207 shares of Common Stock (the "Exchange Rate").
                            See "Description of Notes--Exchange Right".

                            Notes may only be exchanged in minimum Face
                            Amounts of $250,000 and integral
                            multiples of $250,000 in excess
                            thereof. A Holder will receive cash
                            in lieu of any fractional shares of
                            Common Stock to which such Holders
                            might otherwise be entitled upon
                            exchange. See "Description of
                            Notes--Exchange Right".

Exchange Rate:              1455.207 shares of Common Stock per $250,000
                            Face Amount of Notes.

Call Feature:               On and after September 14, 1999, the Notes are
                            subject to redemption, at the option of the Issuer, in whole but not in part, at 100% of the Face
                            Amount, together with accrued interest to but excluding the Call Date (as defined under "Description of Notes--Definitions"). See
                            "Description of Notes--Call Feature".  On and


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                            after the Call Notice Date (as
                            defined under "Description of
                            Notes--Definitions") and until, but
                            not including, the fifth Business
                            Day immediately preceding the Call
                            Date, Holders of the Notes will be
                            able to exercise the Exchange
                            Right.

Events of Default and
Acceleration:               The amount payable upon an acceleration of the
                            Notes due to an Event of Default prior to the fifth
                            Business Day immediately preceding the Stated
                            Maturity Date, Redemption Date or Call Date, as the case may be, is described under "Description of Notes--Events of Default and Acceleration;
                            Default Amount".

Redemption:                 During the period from the Issue Date to and
                            including September 13, 1999, the Notes are redeemable, at the option of the Issuer, if the Issuer has determined it will no longer maintain its public registrant status with the Securities and Exchange Commission (the "Commission"). Upon any such redemption, the Notes will be redeemable as a whole and not in part and the amount payable upon any such redemption will be he greater of (i) 105% of the average of the Closing Values (as defined under "Description of
                            Notes--Redemption of Notes") of the Notes on the 10 trading days immediately preceding the date of the mailing of the notice of redemption or
                            (ii) 100% of the Face Amount of the Notes to be redeemed. See "Description of
                            Notes--Redemption of Notes".

Specified Currency -
Principal and Interest:     U.S. Dollars

Regular Record Date         So long as the Notes
                            are maintained in the form of a
                            Global Note, the record date with
                            respect to any Interest Payment
                            Date on such Note will be the
                            Business Day immediately preceding
                            such Interest Payment Date.

Commission:                 None.  The Issuer will pay Goldman, Sachs & Co.
                            ("GS&Co.") a fee of $600,000 pursuant to the Origination Agreement between the Issuer and GS&Co., which is described in the Issuer's
                            Annual Report on Form 10-K for the fiscal year ended November 29, 1996. See "Incorporation of
                            Certain Documents by Reference" in the
                            Prospectus.

Net Proceeds to the Issuer: 100% of the Face Amount.

Calculation Agent:          GS&Co.  The Calculation Agent, is an affiliate of
                            the Issuer, and will have no liability to the Issuer or any holder of the Notes for any action taken or omitted to be taken by it as Calculation Agent in good faith. See "Risk Factors--Discretion of GS&Co. as Calculation Agent" for a discussion of certain conflicts of interest that may arise with respect to GS&Co.'s responsibilities as
                            Calculation Agent.

Form of Note:               Global Note.

Defeasance:                 The provisions described in the Prospectus under
                            "Description of Notes--Defeasance and Covenant
                            Defeasance" do not apply to the Notes.

Tax Considerations:         Although the matter is not free from doubt, the
                            Notes should be treated as instruments that are subject to special rules governing contingent debt obligations. See "United States Federal Income
                            Tax Considerations".

Ranking of Notes:           The Notes will be unsecured and general obligations
                            of the Issuer and will rank equally among themselves and with all other unsecured and unsubordinated indebtedness of the Issuer.

Listing: The Notes have been approved for listing on the American Stock Exchange ("AMEX") on and after August 28, 1997, subject to official notice of issuance. The AMEX symbol for the Notes will be "GSC.A".

Use of Proceeds:            Approximately 98% of the net proceeds from the
                            issuance of the Notes will be used by the Issuer to purchase shares of Common Stock (although the Issuer will not be required to retain such Common
                            Stock) and to purchase exchange-traded put options on such Common Stock. The Issuer will write over-the-counter options, the net proceeds of which, together with the remainder of the net proceeds from the issuance of the Notes, will be added to the Issuer's working capital to support its Derivative Transaction activities. See "Use of
                            Proceeds and Hedging" in this Pricing Supplement and "Use of Proceeds" in the accompanying
                            Prospectus.

                        HYPOTHETICAL RETURNS OF THE NOTES

     The table below compares the total return to Stated Maturity of owning Common Stock (which trades on the New York Stock Exchange, Inc. ("NYSE")) to the total return of owning Notes assuming the Exchange Rate was initially established at a ratio of the Face Amount to 125% of the price of the Common Stock on the Trade Date of $137 7/16 per share. The excess over 100% of the price of the Common Stock on the Trade Date is the "Premium" and is the percentage by which the price of the Common Stock must increase to equal the Face Amount at the Exchange Rate.

     THE FOLLOWING TABLE IS PROVIDED FOR PURPOSES OF ILLUSTRATION ONLY. IT SHOULD NOT BE TAKEN AS AN INDICATION OR PREDICTION OF FUTURE INVESTMENT RESULTS, AND IS MERELY INTENDED TO ILLUSTRATE THE IMPACT OF VARIOUS ASSUMED COMMON STOCK PRICES AT THE END OF THE INDICATED PERIOD ON THE PRICE OF THE NOTES, ASSUMING ALL OTHER VARIABLES ARE HELD CONSTANT.


ASSUMPTIONS:   Common Stock Price on Trade Date in Dollars             $137 7/16
               Assumed Common Stock Dividend Yield                          1.5%
               Assumed Premium                                             25.0%
               No exercise by Issuer of Call Feature or Redemption right.

               No antidilution adjustments to Exchange Date.

                             AT STATED MATURITY DATE
                      COMMON STOCK                                  NOTES
                     ASSUMED COMMON
                  STOCK PRICE AT STATED     TOTAL          VALUE OF
   ASSUMED       MATURITY DATE AS %      RETURN(1) OF      NOTES AS      TOTAL
  COMMON(2)      OF PRICE OF COMMON         COMMON        % OF FACE    RETURN(1)
 STOCK PRICE     STOCK ON TRADE DATE         STOCK         AMOUNT(3)   OF NOTES

$  68.72               50.00%             (42.50)%        100.00%        15.00%
   82.46               60.00              (32.50)         100.00         15.00
   96.21               70.00              (22.50)         100.00         15.00
  109.95               80.00              (12.50)         100.00         15.00
  123.69               90.00               (2.50)         100.00         15.00
  137.44              100.00                7.50          100.00         15.00
  151.18              110.00               17.50          100.00         15.00
  164.93              120.00               27.50          100.00         15.00
  178.67              130.00               37.50          104.00         17.50
  192.41              140.00               47.50          112.00         25.50
  206.16              150.00               57.50          120.00         33.50
  219.90              160.00               67.50          128.00         41.50
  233.64              170.00               77.50          136.00         49.50

(1) Total Return represents the percentage change in the price of the Common Stock and the Notes, respectively, over a five year period assuming, in the case of the Notes, that the value of the Notes equals the greater of the Face Amount of the Notes or the price of the Common Stock for which they are exchangeable under the assumptions of footnote 3. The total return calculation uses the value of such security at the end of the specified period and includes any dividends or interest paid on such security over the specified period but does not assume the reinvestment thereof.

(2) Assumes stock price is unchanged from the last Exchange Date until the Stated Maturity Date.

(3) Assumes the Notes are exchanged for shares on the last Exchange Date if the value of the shares is greater than the Face Amount plus the last coupon. There can be no assurance that the Notes will trade prior to Stated Maturity at the price bearing that relationship to the price of the Common Stock.

                                   THE ISSUER

     The Issuer was formed as a Cayman Islands exempted limited partnership on February 5, 1992. All the partnership interests in the Issuer are owned by subsidiaries of The Goldman Sachs Group, L.P. ("Group").

     The Issuer is a derivative products company engaged in the business of entering into, as principal or guarantor, a variety of types of transactions, principally interest rate swaps, interest rate options (e.g., interest rate caps, interest rate floors and options on interest rate swaps), currency swaps and options, commodity swaps and options, index swaps and forward contracts (collectively, "Derivative Transactions"). Generally, the Issuer enters into or guarantees Derivative Transactions in situations where two or more counterparties (typically including a related party) wish to enter into one or more Derivative Transactions between themselves, but want the Issuer to substitute its credit for that of one or more of the counterparties. Market practice for such transactions is that the Issuer typically substitutes its own credit for that of one or more of the counterparties by entering into each of such transactions directly as principal.

     Because of the nature of its business, the Issuer does not intend to incur any payment or delivery obligation unless it is entitled to receive an equal or greater payment or delivery from one or more third parties (which may be affiliates of Group). In general, the Issuer refers to transactions where all of the payment obligations or delivery obligations can be met from cash flows or delivery obligations from one or more other transactions in its portfolio as being "hedged", and as not having "market risk".

     At May 30, 1997, the Issuer had entered into or guaranteed $23 billion notional amount of interest rate swaps and options, $7 billion notional amount of currency options, forwards and swaps and $0.05 billion notional amount of other swaps and options with a total of 78 counterparties. As of May 30, 1997, the Issuer had partners' capital of approximately $141 million, which exceeded the Issuer's exposure to any single obligor. See "Certain Factors--Credit Risk" in the Prospectus.

     The Issuer is not registered as a "Broker-Dealer" under the Securities Exchange Act of 1934 or as an "investment company" under the Investment Company Act of 1940.

                                  RISK FACTORS

     Prior to making an investment decision with respect to the Notes, potential investors are urged to consider those factors presented below and in the Prospectus under "Certain Factors" and "Risks Relating to Indexed Securities".

RELATIONSHIP OF NOTES AND THE COMMON STOCK

     The market price of the Notes is expected to be affected principally by changes in the price of the Common Stock, interest rates and estimates of future volatility in the Common Stock. As indicated under "Citicorp--Historical Information", the price of the Common Stock has during certain recent periods been volatile. It is impossible to predict whether the price of the Common Stock will rise or fall. Trading prices of the Common Stock will be influenced by the financial results and prospects of Citicorp and by complex and interrelated political, economic, financial, bank regulatory and other factors that can affect capital markets generally and the market segment of which the Common Stock is a part. See "Citicorp."

EFFECT OF TRADING AND OTHER TRANSACTIONS BY THE ISSUER IN THE COMMON STOCK

     As described under "Use of Proceeds and Hedging," the Issuer will hedge its obligations under the Notes by acquiring shares of Common Stock and purchasing exchange-traded put options on the Common Stock, writing over-the-counter options and entering into interest rate and equity-linked swaps with GS&Co. and/or Goldman Sachs Capital Markets, L.P., an affiliate of the Issuer ("GSCM"). It is anticipated that GS&Co. will hedge its obligations under the options from time to time by (i) acquiring, disposing of or selling short the Common Stock or other securities of Citicorp, (ii) taking positions in or disposing of positions in listed or over-the-counter options on the Common Stock and (iii) taking positions in or disposing of positions in listed or over-the-counter options or other instruments based on broad market indices or indices designed to track the performance of financial services stocks. Moreover, GS&Co. may liquidate its hedges, in whole or in part, on or prior to the Stated Maturity Date, Redemption Date or Call Date. Any of these activities may adversely affect the value of the Notes. It is possible that GS&Co. could receive substantial returns with respect to its hedging activities while the value of the Notes may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions that will be engaged in by the Issuer and may be engaged in by GS&Co.

     GS&Co. and other affiliates of the Issuer may also engage in trading in the Common Stock for their proprietary accounts, for other accounts under their management and to facilitate transactions (including block transactions) on behalf of customers. GS&Co. and other affiliates of the Issuer may also issue or underwrite.

other securities or financial instruments with returns indexed to changes in the value of the Common Stock. Trading in the Common Stock by GS&Co. and other affiliates of the Issuer and the issuance or underwriting of other securities or financial instruments indexed to the value of the Common Stock could adversely affect the value of the Notes.

     The Indenture relating to the Notes does not contain any restriction on the ability of the Issuer to sell, pledge or otherwise convey all or any portion of the Common Stock to be acquired by it, and no shares of Common Stock will be pledged or otherwise held in escrow for exchange to Holders of Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation of the Issuer, any Common Stock owned by the Issuer will be subject to the claims of the creditors of the Issuer.

NO RIGHTS AS STOCKHOLDERS

     Holders of the Notes will not be entitled to any rights with respect to the Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) unless and until the Exchange Settlement Date (as defined under "Description of Notes--Definitions"), and unless the applicable record date, if any, for the exercise of such rights occurs after such date.

POTENTIAL CONFLICTS OF INTEREST

      As discussed above under "Effect of Trading and other Transactions by the Issuer in the Common Stock", GS&Co. and other affiliates of the Issuer expect to engage in trading activities related to the Common Stock for their proprietary accounts and to facilitate transactions (including block transactions) for customers, and GS&Co. and other affiliates of the Issuer may engage in trading for other accounts under their management. These trading activities may present a conflict of interests between the interests of Holders of the Notes and the interests GS&Co. and other affiliates of the Issuer will have in their proprietary accounts, in the customer transactions and in accounts under their management. These trading activities, if they influence the price of the Common Stock, could be adverse to the interests of the Holders of the Notes.

      GS&Co. and other affiliates of the Issuer may engage in business with Citicorp in the future, including extending loans to, or making equity investments in, Citicorp or providing advisory services to Citicorp, including merger and acquisition advisory services, and maintaining a commercial banking relationship with Citicorp. These activities may present a conflict between GS&Co.'s (or such other of the Issuer's affiliate's) obligations to Citicorp and the interests of Holders of the Notes. Moreover, GS&Co. has published and anticipates that it will in the future publish research reports with respect to Citicorp. Any of these activities by GS&Co. or another affiliate of the Issuer may affect the price of the Common Stock and/or the value of the Notes.

       As discussed under "Effect of Trading and other Transactions by the Issuer in Common Stock," GS&Co. and its affiliates may engage in transactions in the Common Stock, other securities of Citicorp and listed and over-the-counter options on the Common Stock and various indices in order to hedge its option positions with the Issuer. These activities may adversely affect the price of the Common Stock and the Notes, but may result in a profit for GS&Co.

DISCRETION OF GS&CO. AS CALCULATION AGENT

         GS&Co., as Calculation Agent, has discretion in making certain determinations in connection with certain anti-dilution adjustments. See "Description of Notes--Anti-Dilution Adjustments". The exercise of this discretion by GS&Co. could adversely affect the value of the Notes and may present conflicts of interest between GS&Co.'s activities as Calculation Agent and GS&Co.'s activities for its proprietary accounts and in facilitating transactions (including block transactions) for its customers and for accounts under its management and GS&Co's future business or advisory relationships with Citicorp. See "Potential Conflicts of Interest" above.

     GS&Co. will have no liability to the Issuer or any holder of Notes for any action taken or omitted to be taken by it as Calculation Agent in good faith.

LACK OF AFFILIATION BETWEEN THE ISSUER AND CITICORP; NO RESPONSIBILITY FOR CITICORP DISCLOSURE

     The Issuer is not affiliated with Citicorp and, as of the date of this Pricing Supplement, does not have any material non-public information concerning Citicorp. The Issuer assumes no responsibility for the adequacy or accuracy of the information contained in this Pricing Supplement with respect to Citicorp or in any of Citicorp's publicly available filings. Investors in the Notes should make their own investigation into Citicorp. See "Citicorp."

     Citicorp is not involved in the offering of the Notes and has no obligation with respect to the Notes, including any obligation to take the interests of the Holders of the Notes into consideration for any reason. Citicorp will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for, or quantities of, the Notes offered hereby or the determination or calculation of the amount to be paid to Holders of Notes at maturity. Citicorp is not involved with the administration, marketing or

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trading of the Notes and has no obligations with respect to the amount to be paid to Holders of the Notes.

POSSIBLE ILLIQUIDITY OF NOTES; SECONDARY TRADING IN THE NOTES

     The Notes will be listed on AMEX on and after August 28, 1997, subject to official notice of issuance. The AMEX symbol for the Notes will be "GSC.A".

     The Notes are a new issue of securities and it is impossible to predict whether a secondary market for the Notes will develop or how the Notes will trade in any market that does develop. The Issuer has been advised by GS & Co. that GS & Co. intends to make a market in the Notes but it is not obligated to do so and any such market making may be discontinued at any time without notice.

DILUTION

     The Exchange Rate is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, extraordinary cash dividends and certain other events that affect Citicorp's capital structure. See "Description of Notes--Anti-Dilution Adjustments" below. The Exchange Rate will not be adjusted for other events, such as offerings of the Common Stock for cash or an issuer tender or exchange offer at a premium to the then current market price or a third party tender or exchange offer for less than all of the outstanding shares of the Common Stock, that may adversely affect the price of the Common Stock and, therefore, adversely affect the trading price of the Notes and the amount of Common Stock to be exchanged for the Notes. There can be no assurance that Citicorp will not make offerings of the Common Stock in the future or effect an issuer tender or exchange offer or take any other action which adversely affects the value of the Notes but does not result in an anti-dilution adjustment.

CALL FEATURE

     On and after September 14, 1999, the Notes are subject to redemption, at the option of the Issuer, in whole but not in part, at 100% of the Face Amount, together with accrued interest to but excluding the Call Date. The Call Feature is expected to affect the price of the Notes in secondary market trading.

                              DESCRIPTION OF NOTES

     SEE "RISK FACTORS" IN THIS PRICING SUPPLEMENT AND "CERTAIN FACTORS" AND "RISKS RELATING TO INDEXED SECURITIES" IN THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE NOTES.

     The following description of Notes offered hereby supplements and, to the extent inconsistent therewith, supersedes the general terms and provisions of the Notes set forth in the accompanying Prospectus, dated December 28, 1995 (the "Prospectus"), and the Prospectus Supplement, dated January 3, 1996 (the "Prospectus Supplement"). For purposes of the general description of Notes set forth in the Prospectus and the Prospectus Supplement, the Notes offered hereby constitute "Indexed Notes". All capitalized and undefined terms used herein have the meanings assigned to them in the Prospectus or the Prospectus Supplement.

GENERAL

     The 3% Citicorp Exchangeable Notes due 2002 (the "Notes") will mature on August 28, 2002 (the "Stated Maturity Date").

     The Notes will be issued in the form of one or more Global Notes as described under "Description of Notes--Book-Entry Notes" in the Prospectus Supplement.

     Settlement for the Notes will be made in immediately available funds.
The Notes will trade in the Depositary's Settlement System and secondary market trading activity for the Notes will settle in immediately available funds.

     The Notes are subject to redemption, at the option of the Issuer, as described under "Call Feature" below. In addition, the Notes are subject to redemption, at the option of the Issuer, as described under "--Redemption of Notes" below. The Notes are not entitled to the benefits of a sinking fund.

     Solely for purposes of the aggregate principal amount of Notes required for any consent, waiver, authorization or other action taken or to be taken by holders of Notes pursuant to the Notes and the Indenture, the principal amount of the Notes offered hereby will equal the Face Amount of the Notes.

     The Specified Currency for the Notes is U.S. dollars.

     GS & Co. will act as Calculation Agent with respect to the Notes. See "Risk Factors--Potential Conflicts of Interest" and "--Discretion of GS & Co. as Calculation Agent" in this Pricing Supplement.


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


PRINCIPAL AMOUNT

     The Notes will mature on the Stated Maturity Date. On the Stated
Maturity Date, the Holder of a Note will receive an amount in cash equal to 100% of the Face Amount of such Note if such Note has not been exchanged by the Holder thereof prior to the fifth Business Day immediately preceding the Stated Maturity Date, redeemed by the Issuer as described under "Call Feature" or redeemed by the Issuer as described under "Redemption," as the case may be, prior to the Maturity Date.

INTEREST

     Interest will accrue on the Face Amount of the Notes at 3% per annum from and including the Issue Date to but excluding the Stated Maturity Date or, if earlier, the Call Date or the Redemption Date. Interest on the Notes will be payable semi-annually on February 28 and August 28 in each year and on the Stated Maturity Date, commencing on February 28, 1998 or if any such day is not a Business Day, the next succeeding Business Day (each, an "Interest Payment Date"). So long as the Notes are maintained in the form of a Global Note, the Regular Record Date with respect to any interest payment will be the Business Day immediately preceding such Interest Payment Date; otherwise, the Regular Record Date with respect to any Interest Payment Date will be the February 13 or August 13, whether or not a Business Day, as the case may be, immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

EXCHANGE RIGHT

     Subject to a prior redemption of the Notes as described under "Call Feature" or under "--Redemption" below, as the case may be, the Holder of a Note will be entitled to exchange each $250,000 Face Amount of Notes for 1455.207 shares of Common Stock (the "Exchange Rate"). In order to exercise the exchange right, a Holder must deliver prior to 12:00 noon, New York time, on an Exchange Date (such date being referred to as the "Exchange Notice Date") to The Bank of New York, (i) a duly completed Notice of Exchange (with a copy to the Calculation Agent) substantially in the form of Annex A hereto, and (ii) such Note duly endorsed in blank. A Notice of Exchange delivered at or after 12:00 noon, New York time, will be considered delivered at the opening of business on the following Business Day. So long as the Notes are in the form of a Global Note, a Notice of Exchange may only be submitted by the Depositary participant on whose books a Note to be exchanged is carried; otherwise, a Notice of Exchange may only be submitted by a person in whose name a Note to be exchanged is registered. Once given, a Notice of Exchange may not be withdrawn or revoked without the written consent of the Issuer. The Exchange Rate is subject to adjustment as a result of certain dilution events. See "--Anti-Dilution

Adjustments--" below. Holders of Notes otherwise entitled to receive fractional shares of Common Stock upon exchange will receive cash in lieu thereof based on the Closing Price of the Common Stock on the Exchange Notice Date.

     Delivery of shares of Common Stock in respect of the exchange of a Note and cash in lieu of any fractional shares will be made on the Exchange Settlement Date.

     Any question as to the validity of a Notice of Exchange or as to whether such Notice has been properly and timely given will be resolved by the Calculation Agent in its sole discretion.

     Holders of Notes will have no rights as holders of Common Stock until the Exchange Settlement Date.

     Upon any exercise of the Exchange Right with respect to a Note at any time prior to 12:00 noon, New York time, on a Regular Record Date, the Holder of such Note will not be entitled to the interest payment on the related Interest Payment Date or on any Interest Payment Date thereafter. In the case of a Note maintained in the form of a Global Note, if the exercise of the Exchange Right with respect to such Note occurs at or after 12:00 noon, New York time, on a Regular Record Date, then such Holder will receive interest in respect of such Note on the related Interest Payment Date. In the event the Notes do not remain in the form of a Global Note, a Holder who exercises the Exchange Right with respect to a Note at or after 12:00 noon, New York time, on a Regular Record Date but prior to the related Interest Payment Date will be entitled to the interest payable in respect of such Note on such Interest Payment Date but will be required to include with such Holder's Notice of Exchange the amount of interest payable on such Interest Payment Date in respect of such Note. Accordingly, if the Notes do note remain in the form of a Global Note and a Holder exchanges a Note after a Regular Record Date but prior to the related Interest Payment Date, such Note and a properly completed Notice of Exchange must be accompanied by funds equal to the interest payable on such related Interest Payment Date on the Face Amount of the Notes so exchanged. Notwithstanding the foregoing, in the event the Issuer determines to redeem the Notes pursuant to the exercise of the Call Feature and subsequent to the Call Notice Date in respect thereof a Holder elects to exercise the Exchange Right with respect to a Note, then the Issuer will pay to such Holder accrued but unpaid interest in respect of such Note up to and including the date such Holder has surrendered such Note for exchange.

ANTI-DILUTION ADJUSTMENTS

   GENERAL

         The Exchange Rate will be subject to adjustment by the Calculation Agent as described below to the extent that any of the events requiring such adjustment occur during the period commencing on the date of this Pricing Supplement and ending on the fifth Business Day immediately preceding the Stated Maturity Date, Redemption Date or Call Date, as the case may be. No adjustments to the Exchange Rate will be made other than those specified below. Such adjustments do not cover all events that could affect the Exchange Rate, including, without limitation, an issuer tender or exchange offer at a premium to the market price or a third party tender or exchange offer for less than all of the outstanding shares of Common Stock. See "Risk Factors--Dilution".

         No adjustments to the Exchange Rate will be required unless such adjustment would require a change of at least 0.1% in the Exchange Rate. The Exchange Rate resulting from any of the adjustments specified below will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

         All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on the Issuer and the Holders of Notes, and the Calculation Agent will have no liability therefor. The Calculation Agent will provide information as to any adjustments to the Exchange Rate upon written request by any Holder of the Notes.

         For purposes of clarity, it is intended that the adjustments for stock splits, reverse stock splits, stock dividends, cash dividends and other distributions described below are meant to apply only if such events actually occur, as often as they occur.

         STOCK SPLITS

         If the Common Stock is subject to a stock split or reverse stock split, then at the opening of business on the first day on which the Common Stock trades without the right to receive such stock split (the "ex-dividend date"), the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the number of shares of the Common Stock outstanding at the close of business on the record date for holders of the Common Stock entitled to such split plus or minus the change in the number of shares resulting from such stock split or reverse stock split and the denominator of which will be the number of shares of the Common Stock outstanding at the close of business on such record date.

         STOCK DIVIDENDS

         If the Common Stock is subject to a stock dividend that is given ratably to all holders of shares of the Common Stock, then at the opening of business on the ex-dividend date, the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the number of shares of the Common Stock outstanding at the opening of business on such ex-dividend date plus the number of shares constituting such stock dividend and the denominator of which will be the number of shares of the Common Stock outstanding at the opening of business on such ex-dividend date.

         DIVIDENDS AND OTHER DISTRIBUTIONS

         There will be no adjustments to the Exchange Rate to reflect cash dividends or other distributions paid with respect to the Common Stock other than (i) distributions that constitute Spin-Off Events as described in the first paragraph under "--Merger, Consolidation or Sale of Assets" below and (ii) Extraordinary Dividends as described below. A dividend or other distribution with respect to the Common Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend, if any, for the Common Stock by an amount equal to at least 10% of the Closing Price of the Common Stock on the first Business Day immediately preceding the ex-dividend date. If an Extraordinary Dividend occurs with respect to the Common Stock, the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the Closing Price of the Common Stock on the Business Day immediately preceding the ex-dividend date with respect to such Extraordinary Dividend and the denominator of which will be the difference between such Closing Price and the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for the Common Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Common Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination will be conclusive. A distribution on the Common Stock that constitutes a Spin-Off Event and that also constitutes an Extraordinary Dividend will only cause an adjustment to the Exchange Rate pursuant to the first paragraph under "--Merger, Consolidation or Sale of Assets" below.

         RIGHTS AND WARRANTS

         If Citicorp issues rights or warrants to all holders of the Common Stock to subscribe for or purchase the Common Stock at an exercise price per share less than the Closing Price of the Common Stock on the record date for determining the holders of the Common Stock entitled to receive such rights and warrants, then the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the number of shares of the Common Stock outstanding at the close of business on such record date, plus the number of additional shares of the Common Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of shares of the Common Stock outstanding at the close of business on such record date, plus the number of additional shares of the Common Stock which the aggregate offering price of the total number of shares of the Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price of the Common Stock on such record date, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

         MERGER, CONSOLIDATION OR SALE OF ASSETS

         If (A) (i) there occurs any reclassification or change of the Common Stock, (ii) Citicorp or any surviving entity or subsequent surviving entity of Citicorp (a "Successor") has been subject to a merger, combination or consolidation and either (x) is not the surviving entity or (y) survives and all of the outstanding shares of the Common Stock are exchanged for or converted into Exchange Property (as defined below), (iii) any statutory exchange of securities of Citicorp or any Successor with another entity occurs (other than pursuant to clause (ii) above), (iv) any sale, lease, transfer, or conveyance to another entity of the property of Citicorp or any Successor as an entirety or substantially an entirety, (v) Citicorp or any Successor is liquidated, dissolved or wound up, (vi) Citicorp issues to all of its shareholders equity securities of an issuer other than Citicorp (other than in a transaction described in clauses (ii), (iii), (iv) or (v) above, a "Spin-off Event") or
(vii) a tender or exchange offer is consummated for all the outstanding shares of the Common Stock or for all of a particular type of Exchange Property (any such event in clauses (i) through (vii), a "Reorganization Event"), and (B) in the case of (i) a Reorganization Event other than a Spin-Off Event, the effective time of such Reorganization Event occurs prior to the fifth Business Day immediately preceding the Stated Maturity Date, Redemption Date or Call Date, as the case may be, or (ii) a Spin-Off Event, the record date fixed for the determination of the shareholders of Citicorp entitled to receive the securities distributed in such Spin-Off Event (the "Spin-Off Record Date") occurs prior to the fifth Business Day immediately preceding the Stated Maturity Date, Redemption Date or

Call Date, as the case may be, then each Note will be exchangeable for the Transaction Value of each type of Exchange Property (as defined below). The "Transaction Value" means (i) for any cash received in any such Reorganization Event, the product of (A) the Exchange Rate (as in effect immediately prior to such Reorganization Event) and (B) the amount of cash received per share of the Common Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, the product of (A) the Exchange Rate applicable to such Exchange Property on the Exchange Notice Date, and (B) the market value of such Exchange Property on such Exchange Notice Date received for each share of the Common Stock as determined by the Calculation Agent, and (iii) for any security received in any such Reorganization Event, an amount equal to the product of (A) the Exchange Rate applicable to such Exchange Property on the Exchange Notice Date and (B) the Closing Price per share of such security on such Exchange Exchange Notice Date multiplied by the quantity of such security received for each share of the Common Stock. "Exchange Property" means securities, cash or any other assets distributed in any Reorganization Event, including, in the case of a Spin-off Event, the share of the Common Stock with respect to which the spun-off security was issued.

         For purposes of the preceding paragraph, in the case of a consummated tender or exchange offer for all of a particular type of Exchange Property, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer). In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

         The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Exchange Rate and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in the second preceding paragraph, and its determinations and calculations with respect thereto will be conclusive and binding on the Issuer and the Holders of the Notes.

CALL FEATURE

         On or after September 14, 1999, the Issuer may redeem the Notes, in whole but not in part, at 100% of the Face Amount, together with any accrued and unpaid interest to but excluding the Call Date.

         On and after the Call Notice Date and until the fifth Business Day immediately preceding the Call Date, Holders of Notes will continue to be entitled to exercise the Exchange Right.

REDEMPTION OF NOTES

         During the period from the Issue Date to and including September 13, 1999, the Notes are redeemable, at the option of the Issuer, if the Issuer certifies to the Trustee that it has determined to terminate its periodic reporting obligation with the Commission, as described in the first paragraph of "Description of Notes--Redemption" in the Prospectus as supplemented and superseded by the following discussion. Any such redemption of the Notes will be made as a whole and not in part, and the Notes will be redeemed at a redemption price equal to the greater of (i) 105% of the average of the Closing Values of the Notes on the 10 trading days immediately preceding the Issuer Notice Date (as defined below under "--Definitions") and (ii) 100% of the Face Amount of the Notes to be redeemed, in each case together with any accrued and unpaid interest up to but not including the Redemption Date. "Closing Value" means, with respect to any trading day, the average of the bid and ask prices as reported on such trading day by a broker-dealer selected by the Issuer (which may be the Calculation Agent) to determine the Closing Value.

         On and after the Issuer Notice Date and until the fifth Business Day immediately preceding the Redemption Date, Holders of the Notes will continue to be entitled to exercise the Exchange Right.

EVENTS OF DEFAULT AND ACCELERATION; DEFAULT AMOUNT

         In case an Event of Default with respect to the Notes shall have occurred and be continuing prior to the fifth Business Day immediately preceding the Stated Maturity Date, Redemption Date or Call Date, as the case may be, the amount payable to a Holder on any day on which the principal of the Notes becomes payable upon any acceleration, will equal the Default Amount and, on or after such fifth Business Day, the Face Amount plus accrued and unpaid interest; provided, however, that, solely for purposes of the aggregate principal amount of Notes required for any consent, waiver, authorization or other action taken or to be taken by holders of Notes pursuant to the Notes and the Indenture, the Principal Amount of the Notes offered hereby will equal the Face Amount of the Notes.

DEFINITIONS

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE (or, if different, the principal securities exchange on which the

Common Stock (or, in the case of a Reorganization Event, any Exchange Property) is then listed) is authorized or obligated by law or executive order to close.

         "Call Date" means any date on or after September 14, 1999 fixed by the Issuer for the redemption of the Notes, but in no event earlier than 10 Business Days following the Call Notice Date.

         "Call Notice Date" means any Business Day on which the Issuer, or the Trustee on behalf of the Issuer, mails to Holders a notice of redemption.

         "Citicorp" means Citicorp, a Delaware corporation.

         "Closing Price" means, with respect to any security on any date, the closing sale price or last reported sale price, regular way, for the security on the principal national securities exchange on which such security is listed for trading on such date or, in the event such security is not listed on any national securities exchange, on the National Market System (the "NMS") of the National Association of Securities Dealers, Inc. (the "NASD") on any such date or, in the event such security is not quoted through the NMS of the NASD on any such date, on such other U.S. national market system that is the primary market for the trading of such security or, in the event such security is not listed on any national securities exchange, or through the NMS of the NASD or any other U.S. national market system, the Closing Price with respect to such security will be the mean, as determined by the Calculation Agent, of the bid prices for such security obtained from as many dealers in such security (which may include the Calculation Agent or its affiliate), but not exceeding three, as will make such bid prices available to the Calculation Agent.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the common stock, par value $1.00 per share, of Citicorp.

         "Default Amount" means, on any day, an amount, in U.S. dollars, equal to the cost of having a Qualified Financial Institution expressly assume, as of such day, the due and punctual payment of the principal amount of and interest on the Notes, and the performance and observance of every covenant thereof and of the Indenture on the part of the Issuer to be performed or observed with respect to such Notes (or to undertake other obligations providing the same economic value to the Holder of the Notes as the Issuer's obligations thereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution (selected as provided below) would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys' fees) incurred by a Holder of the Notes in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each of the Holder of a Note and the Issuer may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and will notify the other in writing of such quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided, however, that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount. The Default Quotation Period will be the period beginning on the day the Default Amount first becomes due and payable and ending on the third Business Day after such due day, unless no such quotation is so obtained, or unless every such quotation so obtained is objected to within five Business Days after such due day as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice is given of such a quotation as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the fifth Business Day immediately preceding the Stated Maturity Date, Redemption Date or Call Date, as the case may be, then the Default Amount will equal the Face Amount.

         "Exchange Date" means any Business Day that falls during the period beginning on the Issue Date to but excluding the earliest of the fifth Business Day immediately preceding the (i) Stated Maturity Date, (ii) the Redemption Date or (iii) the Call Date.

         "Exchange Notice Date" has the meaning set forth under "Exchange
Right".

         "Exchange Rate" means 1455.207.

         "Exchange Settlement Date" means the third Business Day after the Exchange Notice Date.

         "Issuer Notice Date" means any Business Day on which the Issuer, or the Trustee on behalf of the Issuer, mails to Holders a notice of redemption with respect to the Notes.

         "NYSE" means the New York Stock Exchange, Inc.

         "Qualified Financial Institution" means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor's Ratings Group or P-1 or higher by Moody's Investors Service, Inc. (or such other comparable rating, if any, then used by such rating agency).

         "Redemption Date" means any date prior to and including September 13, 1999 fixed for redemption of the Notes by the Issuer, but in no event earlier than 10 Business Days following the Issuer Notice Date.

CALCULATION AGENT

         All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on the Issuer and the Holders of Notes, and the Calculation Agent will have no liability therefor.

DEFEASANCE AND COVENANT DEFEASANCE

         The Notes are not subject to defeasance or covenant defeasance as described under "Description of Debt Securities--Defeasance and Covenant Defeasance" in the Prospectus.

                           USE OF PROCEEDS AND HEDGING

         In connection with hedging the Issuer's obligations under the Notes, the Issuer will acquire shares of Common Stock; purchase exchange-traded put options on the Common Stock; and write over-the-counter options and enter into interest rate and equity-linked swaps with GS&Co. and/or GSCM. The Issuer will use approximately 98% of the net proceeds from the issuance of the Notes to purchase shares of Common Stock (although the Issuer will not be required to retain such Common Stock) and exchange-traded put options on the Common Stock and will add the net proceeds from the writing of the over-the-counter options and the remainder of the net proceeds from the issuance of the Notes to its working capital to support its Derivative Transaction activities.

         GS&Co., in order to hedge its position under the options entered into with respect to the Notes, may buy or sell Common Stock contemporaneously with the pricing of the Notes. After the date hereof, GS&Co. may from time to time
(i) acquire, dispose of or sell short shares of Common Stock or other securities of Citicorp, (ii) take positions in or dispose of positions in listed or over-the-counter options on the Common

Stock and/or (iii) take positions in or dispose of positions in listed or over-the-counter options or other instruments based on broad market indices or indices designed to track the performance of financial services stocks. In addition, the Issuer, GS&Co. or one of its affiliates may purchase or otherwise acquire a long or short position in Notes from time to time and may, in their sole discretion, hold or resell such Notes.

         GS&Co. may liquidate its hedges, in whole or in part, on or prior to the Stated Maturity Date, Redemption Date or Call Date, as the case may be. Such liquidation may involve purchase or sales of (i) the Common Stock, (ii) listed or over-the-counter options on the Common Stock or (iii) listed or over-the-counter options or other instruments based on broad market indices or indices designed to track the performance of financial services stocks.

         WHILE THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE FROM TIME TO TIME OF THE NOTES AND THE VALUE OF THE COMMON STOCK TO BE RECEIVED ON ANY EXCHANGE SETTLEMENT DATE, THERE WILL BE NO DIRECT RELATIONSHIP BETWEEN THE GAINS OR LOSSES THAT AFFILIATES OF THE ISSUER REALIZE FROM THEIR HEDGING ACTIVITIES AND THE VALUE OF THE COMMON STOCK FOR WHICH THE NOTES WILL BE EXCHANGED ON ANY EXCHANGE SETTLEMENT DATE. SEE "RISK FACTORS--EFFECT OF TRADING AND OTHER TRANSACTIONS BY THE ISSUER IN THE COMMON STOCK" AND "--POTENTIAL CONFLICTS OF INTEREST".

                                    CITICORP

         According to publicly available documents, Citicorp is the parent of Citibank, N.A. and provides a broad range of financial services. Citicorp's operations include commercial, mortgage and investment banking, trust services, consumer finance and credit card services. Citicorp operates in over 3,200 locations in 98 countries and territories throughout the world. Citicorp is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Accordingly, Citicorp files reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information may be inspected and copied at certain offices of the Commission or on the Commission's web site (http://www.sec.gov.).

         THIS PRICING SUPPLEMENT RELATES ONLY TO THE NOTES OFFERED HEREBY AND DOES NOT RELATE TO THE COMMON STOCK. ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING CITICORP ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH OR OTHER SPECIFIED SOURCES. THE ISSUER HAS NOT PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE

DILIGENCE INQUIRY WITH RESPECT TO THE INFORMATION PROVIDED THEREIN AND ASSUMES NO RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF ANY SUCH INFORMATION. INVESTORS IN THE NOTES ARE URGED TO CONDUCT THEIR OWN INVESTIGATION INTO CITICORP. THE ISSUER MAKES NO REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING CITICORP ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE OF THIS PRICING SUPPLEMENT (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF THE COMMON STOCK HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING CITICORP COULD AFFECT THE TRADING PRICE OF THE NOTES.

HISTORICAL INFORMATION

         The Common Stock is quoted on the NYSE under the symbol "CCI". The following table sets forth the quarterly high and low Closing Prices for the Common Stock quoted on the NYSE for the four calendar quarters in 1995 and 1996, and for the first three calendar quarters in 1997 (through August 21, 1997), and the closing price at August 21, 1997, all as reported by Bloomberg Financial Services. The Issuer assumes no responsibility for the accuracy or completeness of this information and has relied upon this information without independent verification. The historical prices of the Common Stock should not be taken as an indication of future performance.


                                                  HIGH              LOW
                                                   ($)               ($)
1995
       Quarter ended March 31..................   45                38 7/8
       Quarter ended June 30...................   59 3/4            42 7/8
       Quarter ended September 30 .............   71 7/8            58 3/8
       Quarter ended December 31. .............   73 3/8            63 5/8
1996
       Quarter ended March 31..................   81                62 1/2
       Quarter ended June 30...................   86 5/8            75 3/8
       Quarter ended September 30..............   90 5/8            76 1/4
       Quarter ended December 31...............  109 1/4            91 3/8
1997
       Quarter ended March 31..................  126 3/8           100 1/4
       Quarter ended June 30...................  124 3/8           102 3/8
       Quarter ended September 30..............  139 11/16         123 5/16
       (through August 21, 1997)

Closing price on August 21, 1997...............  137 7/16

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         THE FOLLOWING DISCUSSION, TO THE EXTENT INCONSISTENT THEREWITH, REPLACES THE DISCUSSION OF UNITED STATES TAXATION SET FORTH IN THE PROSPECTUS SUPPLEMENT. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND ANY OTHER TAX TREATMENT OF THE NOTES.

         The following summary of the principal United States federal income tax consequences of ownership of the Notes deals only with a Note held as a capital asset by an initial purchaser who or that is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of a Note (a "U.S. Holder"). It does not discuss the rules that may apply to special classes of holders such as life insurance companies, banks, tax-exempt organizations, dealers in securities, currencies or commodities, persons that hold Notes that are a hedge or that are hedged against price risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date hereof and all subject to change at any time, perhaps with retroactive effect.

         Although the matter is not free from doubt, the Notes should be treated as debt instruments that are subject to special rules governing contingent payment debt obligations and the discussion below (except for the final paragraph) assumes that the Notes will be so treated. Under those rules, the amount of interest taken into account for each accrual period will be determined by constructing a projected payment schedule for the Notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which the Issuer would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will have the effect of requiring U.S. Holders to include interest in income in respect of the Notes prior to the receipt of cash attributable to such income. A U.S. Holder will not include payments of interest in income but will (as discussed below) reduce its adjusted basis by the amount of such payments.

         The rules governing contingent payment obligations do not provide any rule for determining the term of the Notes for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule (and the Issuer intends to make the computation in such a manner) based upon an assumption that the Notes will remain outstanding until the Stated Maturity Date with a projected contingent payment made at such time.

         The comparable yield and projected payment schedule may be obtained from the Issuer by contacting Denis Dennehy at 212-902-1000. A U.S. Holder is required to use the comparable yield and projected payment schedule determined by the Issuer in determining its interest accruals in respect of the Notes, unless such U.S. Holder timely discloses and justifies on its federal income tax return the use of a different comparable yield and projected payment schedule to the Internal Revenue Service.

         THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE IS NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS IN RESPECT OF THE NOTES, AND THE ISSUER MAKES NO REPRESENTATION REGARDING THE AMOUNT OF CONTINGENT PAYMENTS WITH RESPECT TO THE NOTES.

         A U.S. Holder will recognize gain or loss upon the sale, exchange or retirement of the Notes in an amount equal to the difference, if any, between the fair market value of the amount received by the U.S. Holder and the U.S. Holder's adjusted basis in the Notes. United States Holders should be aware that the receipt of Common Stock will also be treated as a taxable disposition of the Notes (although the Issuer will not be subject to any information reporting requirement with respect to such disposition) with the holder being treated as having received an amount equal to the fair market value of the Common Stock. In general, a U.S. Holder's adjusted basis in a Note will equal the amount paid for the Note, increased by the amount of interest previously accrued by the holder (in accordance with the comparable yield and the projected payment schedule), and decreased by the amount of interest payments received by the holder with respect to the Note.

         Any gain upon sale, exchange or retirement of the Notes will be ordinary income; any loss will be ordinary loss to the extent of interest included as income in the current or previous taxable years by the U.S. Holder in respect of the Notes, and thereafter, capital loss. A U.S. Holder's holding period in any Common Stock received will begin on the date after the receipt of such Common Stock and its basis will equal the value of the Common Stock on the date of receipt.

         If a U.S. Holder purchases a Note at a date later than the issue date (a "subsequent purchaser") at a price that is different than the Issue Price, the premium and market discount rules would not apply. Instead, the difference would be allocated on a reasonable economic basis between accruals of interest and the final payment at maturity. To the extent that such difference is allocated to accruals of interest, the difference will be treated under rules analogous to those that apply to premium or original issue discount (i.e., any excess in the subsequent purchaser's purchase price that is allocable to daily accruals of interest would create premium that could be offset against accruals of interest income that might otherwise be required in respect of a Note and any decrease in the subsequent purchaser's purchase price as compared to the Issue Price might result in such purchaser being required to include additional amounts in interest income prior to the receipt of cash interest payments). To the extent such difference is allocated to the final payment, the difference will increase or decrease the ordinary income or loss recognized upon the receipt of such payment.

         Alternatively, it is possible that the Internal Revenue Service would treat the Notes as a forward contract to purchase Common Stock or in some other fashion. Prospective purchasers of Notes should consult their tax advisors with respect to the tax consequences of any such alternative treatment.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

         Subject to the terms and conditions of a Terms Agreement, the Issuer has agreed to sell to GS&Co., and GS&Co. has agreed to purchase, $7,250,000 aggregate Face Amount of Notes. GS&Co. may resell the Notes from time to time at the Initial Price, at prices related to the market price of the Notes or the Common Stock or at negotiated prices. For a discussion of the implications of any such resales by GS&Co. to investors at a price above or below the Initial Price, see "United States Federal Income Tax Considerations". The remainder of the Notes will be sold by the Issuer through GS&Co., as agent.

         As compensation for its services in connection with the offering of the Notes, including its purchase of Notes pursuant to the Terms Agreement, the Issuer will pay GS&Co. a fee of $600,000 pursuant to an Origination Agreement between GS&Co. and the Issuer, which is described in the Issuer's Annual Report in Form 10-K for the fiscal year ended November 29, 1996. See "Incorporation of Certain Documents by Return" in the Prospectus.

                                VALIDITY OF NOTES

         The validity of the Notes offered hereby will be passed upon by Maples and Calder, George Town, Grand Cayman, Cayman Islands, British West Indies, and by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely as to all matters of Cayman Islands law upon the opinion of Maples and Calder. See "Validity of Notes" in the Prospectus.

                                -----------------

         The Issuer's Medium-Term Notes, Series B will be offered for sale in the aggregate principal amount of up to $500,000,000 (or the equivalent thereof in any foreign currencies or currency units) (provided that the Issuer reserves the right to increase such aggregate principal amount from time to time). After giving effect to the issuance of the Notes to which this Pricing Supplement relates, $233,797,724 principal amount of Medium-Term Notes, Series B have been issued by the Issuer.
                                -----------------

                              GOLDMAN, SACHS & CO.

                                -----------------

         The date of this Pricing Supplement is August 21, 1997.

                                                                         Annex A



                               NOTICE OF EXCHANGE


                                            Dated: [On or after August 28, 1997]



The Bank of New York
101 Barclay Street, 21W
Corporate Trust Administration
New York, New York  10286
Attn:   Steve Torgeson   (212-815-5919)
        Ming Shiang      (212-815-4701)
Fax:  (212-815-5915)

With a copy to:

Goldman, Sachs & Co.
85 Broad Street
New York, New York   10004
Attn:    Sharon Himmelfarb   (212-902-7921)
         Tony Monaco         (212-902-7921)
Fax:  (212-902-7993)

Dear Sirs:

         The undersigned holder of the Medium Term Notes, Series B of GS Financial Products U.S., L.P. (the "Issuer") entitled as "3% Citicorp Exchangeable Notes due August 28, 2002" (the "Notes") hereby irrevocably elects to exercise with respect to the Face Amount of the Notes indicated below, as of the date hereof (or, if this letter is received at or after 12:00 noon, New York time, on any Business Day, as of the next Business Day), provided that such day is prior to the fifth Business Day prior to the earliest of (i) the Stated Maturity Date, (ii) the Redemption Date or (iii) the Call Date, the Exchange Right as described in Pricing Supplement No. 3 dated August 21, 1997 (the "Pricing Supplement") to the Prospectus Supplement dated January 3, 1996 to the Prospectus dated December 28, 1995. If at the time of delivery of this Notice of Exchange, the Notes are not in the form of a Global Note and this notice is delivered at or after 12:00 noon, New York time, on a Regular Record Date but prior to the related Interest Payment Date, then this notice must be accompanied by funds equal to the interest payable on the related Interest Payment Date on the Face Amount of Notes to which this Notice relates. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and telecopy a copy to the telecopy number indicated, whereupon the Issuer will deliver shares of

Common Stock and, if applicable, cash three (3) Business Days after the Exchange Notice Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

         Once given, this Notice of Exchange may not be withdrawn or revoked without the written consent of the Issuer.

                                                   Very truly yours,


                                                   -----------------------------
                                                      (Name of Holder)*

                                                   By:
                                                      --------------------------
                                                           (Title)


                                                      --------------------------
                                                        (Telecopy Number)


                                                   $
                                                    ----------------------------
                                                   Face Amount of Notes
                                                   surrendered for exchange

                                                   #
                                                    ----------------------------
                                                   DTC participant account
                                                   number for share delivery,
                                                   if applicable



--------
* If the Notes to be exchanged are represented by a Global Note, this Notice of Exchange may only be submitted by the Depositary participant on whose books such Notes are carried; otherwise, this Notice may only be submitted by a person in whose name such Notes are registered.

Receipt of the above Official
Notice of Exchange is hereby acknowledged

The Bank of New York

By:
   --------------------------------------
Name:


GOLDMAN, SACHS & CO., as Calculation Agent

By GOLDMAN, SACHS & CO.,
   as Calculation Agent

By:
   --------------------------------------
         (Title)

Date and time of acknowledgment
                                ----------------








                                      -3-